Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	1+ 734-757-1557
News Media: Gary Frantz	1+ 734-757-1558
CON-WAY INC. REPORTS 2014 FOURTH-QUARTER AND FULL-YEAR RESULTS
ANN ARBOR, Mich. - February 4, 2015 - Con-way Inc. (NYSE:CNW) today reported 2014 fourth quarter net income of $24.9 million, or 43 cents per diluted share. The results compare to fourth quarter 2013 net income of $11.7 million, or 20 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 41 cents in the 2014 fourth quarter compared to 23 cents in last year’s fourth quarter. (Non-GAAP items, which consisted of tax-related adjustments, and a previously-disclosed charge for termination of a legacy pension plan related to the former Emery Worldwide business, are detailed in the attached reconciliation.)
Operating income in the fourth quarter was $41.3 million, a 23.8 percent increase from the $33.4 million earned in the fourth quarter a year ago. Revenue for the fourth quarter was $1.44 billion, up 6.1 percent compared to $1.36 billion in the previous-year period.
Other income and expense in the 2014 fourth quarter included $5.1 million of foreign-exchange losses, which compares to a small gain from foreign-currency holdings in last year’s fourth quarter. These exchange-rate impacts relate predominantly to international activities at Menlo Logistics.
Con-way recognized an income-tax benefit of $1.6 million in the fourth quarter of 2014, compared to income-tax expense of $9.7 million in the previous-year period. Both years were affected by discrete and other tax adjustments (see the attached reconciliation). The 2014 period benefited from a decline in the incremental rate for state taxes and an alternative-fuel tax credit, which was not available during 2014 until legislation was enacted in the fourth quarter. Excluding the adjustments, the effective tax rate would have been 40.1 percent in the 2014 period, compared to 38.9 percent in 2013.

FULL-YEAR 2014 RESULTS
For the full-year 2014, Con-way reported net income of $137.0 million, or $2.36 per diluted share, compared to full-year 2013 net income of $99.2 million, or $1.73 per diluted share.
On a non-GAAP basis, full-year earnings per diluted share were $2.32 in 2014 compared to $1.66 in 2013 (see attached reconciliation).
Operating income of $268.5 million in 2014 increased 28.5 percent from the $209.0 million earned in 2013. Revenue for the full-year 2014 was $5.81 billion, a 6.1 percent increase from $5.47 billion in 2013.
The full-year effective tax rate was 35.0 percent in 2014, compared to 35.8 percent in 2013. Both years included tax adjustments (see the attached reconciliation). Excluding the adjustments, the effective tax rate would have been 39.9 percent in 2014 and 37.5 percent in 2013.
Segment results in the fourth quarter for Con-way’s principal operations were as follows:
FREIGHT
For the fourth quarter of 2014, Con-way Freight reported:

•	Revenue of $897.2 million, a 5.9 percent increase over last year’s fourth-quarter revenue of $847.0 million. Revenue in the quarter benefited primarily from improved yield.

•
Operating income of $36.8 million, a 55.1 percent increase over the $23.8 million earned in the year-ago period. The higher operating income was attributable to increased pricing and ongoing revenue management initiatives.

•	Revenue per hundredweight, or yield, increased 6.1 percent from the previous-year fourth quarter. Excluding the fuel surcharge, yield rose 7.3 percent.

•	Tonnage per day increased 1.4 percent compared to the 2013 fourth quarter.

•	Operating ratio of 95.9 in the 2014 fourth quarter improved from 97.2 in the previous-year period.
“Con-way Freight achieved growth in revenue and significantly higher operating income compared to last year on the strength of its ongoing revenue management efforts bolstered by a stable demand and pricing environment,” said Douglas W. Stotlar, Con-way’s president and CEO. “The increase in operating income was constrained to some degree by higher expense for workers’ compensation, fleet maintenance and professional services.”

LOGISTICS
For the fourth quarter of 2014, Menlo Logistics reported:

•
Revenue of $433.8 million, up 9.2 percent from the prior-year fourth-quarter revenue of $397.1 million. The higher revenue was primarily attributable to growth in transportation-management services, and to a lesser extent, increased warehouse-management services.

•	Net revenue of $191.8 million was up slightly compared to $190.6 million in the previous-year fourth quarter.

•
Operating income of $7.0 million, up from last year’s fourth-quarter operating income of $2.7 million. The higher operating income was primarily attributable to improved margins from warehouse-management services.

“Menlo achieved higher operating income in the fourth quarter as it continued to effectively manage its costs while improving account profitability and service,” Stotlar noted. “Following the award and start-up of several unusually large new warehouse projects last year, Menlo’s new business inflows have trended back to historical levels. As a result, our logistics company was able to improve operating efficiency and several key customer performance metrics.”
TRUCKLOAD
For the fourth quarter of 2014, Con-way Truckload reported:

•
Revenue of $152.3 million, a 2.3 percent decrease compared to last year’s fourth-quarter revenue of $155.8 million. The decline in revenue reflected the effect of lower total loaded miles due to fewer seated tractors and lower fuel surcharge revenue, partially offset by higher revenue per mile.

•
Operating income of $10.7 million, a 20.0 percent increase from the $8.9 million earned in last year’s fourth quarter. The higher operating income was mostly attributable to increased yield and lower expenses, including fuel.

•	Empty mile percentage of 10.1 percent was essentially unchanged from the previous-year fourth quarter.

•	Operating ratio exclusive of fuel surcharges of 91.3, compared to 92.7 in the fourth quarter of 2013.
“Due to strong demand and increased pricing, coupled with declining costs for diesel fuel and other operating expenses, Con-way Truckload delivered a double-digit improvement in operating income for the fourth quarter,” said Stotlar. “The slight decline in revenue was primarily attributable to the industry-wide driver shortage, which continued to impact our ability to seat tractors with qualified drivers. While recruiting and retaining qualified drivers remains a challenge, our improved driver pay package enabled progress in the fourth quarter.”
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company’s trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $13.2 million in the 2014 fourth quarter compared to an operating loss of $2.0 million in the fourth quarter of 2013. The results in 2014 include the previously disclosed $16.0 million charge for termination of a legacy pension plan at the former Emery Worldwide business.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, February 5, beginning at 8:30 a.m. Eastern Time. The call can be accessed by dialing 877-874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 66742818. An Internet replay and podcast of the presentation will also be available at the Con-way site.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.8 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements regarding the payment of future dividends, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal, administrative and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2013 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows or results of operations. Any forward-looking statements speak as of February 4, 2015, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Revenue
Freight	$897,229	$847,035	$3,632,065	$3,466,100
Logistics	433,751	397,115	1,717,711	1,540,399
Truckload	152,251	155,824	631,511	636,810
Corporate and Eliminations	(42,504)	(42,173)	(175,218)	(169,953)
	$1,440,727	$1,357,801	$5,806,069	$5,473,356
Operating Income (Loss)
Freight [a]	$36,849	$23,764	$210,324	$146,047
Logistics [b]	6,999	2,718	27,193	23,467
Truckload	10,672	8,892	41,245	38,691
Corporate and Eliminations [c]	(13,207)	(1,994)	(10,312)	748
	41,313	33,380	268,450	208,953
Other Income (Expense)	(17,996)	(12,017)	(57,753)	(54,588)
Income before Income Tax Provision (Benefit)	23,317	21,363	210,697	154,365
Income Tax Provision (Benefit)	(1,579)	9,669	73,658	55,212
Net Income	$24,896	$11,694	$137,039	$99,153

Weighted-Average Common Shares Outstanding
Basic	57,773,183	56,870,445	57,390,945	56,511,563
Diluted	58,514,475	57,494,767	58,018,443	57,240,588
Earnings per Common Share
Basic	$0.43	$0.21	$2.39	$1.75
Diluted	$0.43	$0.20	$2.36	$1.73
[a] Includes a $3.4 million current-year second-quarter gain from the sale of property.
[b] Includes a $3.7 million prior-year second-quarter charge for an increased reserve on international accounts receivable.
[c] Includes a $16.0 million current-year fourth-quarter charge for the termination of a legacy pension plan related to the former Emery Worldwide business and a $5.6 million prior-year second-quarter gain from the sale of an administrative property.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Net Income and Earnings per Common Share:
Net Income (GAAP)	$24,896	$11,694	$137,039	$99,153

Before-Tax Reconciling Items
Charge for termination of a legacy pension plan related to the former Emery Worldwide business	(15,965)	—	(15,965)	—
Gains on sales of properties	—	—	3,397	5,612
Reserve on international accounts receivable	—	—	—	(3,736)
	(15,965)	—	(12,568)	1,876
Tax-Related Reconciling Items
Tax effect of items above	6,115	—	4,754	(732)
Discrete and other tax adjustments [d]	10,930	(1,359)	10,373	2,713
	17,045	(1,359)	15,127	1,981

Net Income (Adjusted Non-GAAP)	$23,816	$13,053	$134,480	$95,296

Diluted Shares Outstanding	58,514,475	57,494,767	58,018,443	57,240,588
Earnings per Diluted Common Share (Adjusted Non-GAAP)	$0.41	$0.23	$2.32	$1.66

Logistics' Net Revenue:
Revenue (GAAP)	$433,751	$397,115	$1,717,711	$1,540,399
Purchased transportation expense	(241,999)	(206,548)	(968,845)	(858,468)
Net revenue (Adjusted Non-GAAP)	$191,752	$190,567	$748,866	$681,931

[d] The "Discrete and other tax adjustments" line quantifies the variance in the income tax provision or benefit resulting from differences in the actual effective tax rate for the period from the effective tax rate forecasted at the beginning of the period.

Information About Non-GAAP Financial Measures:
Con-way provides financial measures such as adjusted net income, adjusted earnings per share and net revenue as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist management, investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets

	December 31,	December 31,
	2014	2013
(Dollars in thousands)	(Unaudited)
Assets
Current assets	$1,261,400	$1,207,781
Property, plant and equipment, net	1,654,211	1,656,833
Other assets	420,007	415,317
Total Assets	$3,335,618	$3,279,931

Liabilities and Shareholders' Equity
Current liabilities	$742,120	$745,951
Long-term debt and capital leases	729,890	735,340
Other long-term liabilities and deferred credits	667,770	659,951
Shareholders' equity	1,195,838	1,138,689
Total Liabilities and Shareholders' Equity	$3,335,618	$3,279,931